EXHIBIT 99.1


           CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE)

                                Three Months Ended       Twelve Months Ended
                                   December 31,              December 31,
                                1993          1992        1993         1992
                                   (Unaudited)
  Net Sales
    Paper                          $  992,663  $ 963,649    $ 3,817,579  $ 3,834,585
    Wood Products                     307,564    273,790      1,251,254    1,091,886
                                    1,300,227  1,237,439      5,068,833    4,926,471

  Income From Operations:
    Paper                             (24,143)   (16,494)      (133,774)      (7,490)
    Wood Products                      57,015     32,391        247,989      125,071
    General Corporate Expense         (13,676)   (13,054)       (47,823)     (44,210)
                                       19,196      2,843         66,392       73,371

  Interest and debt expense            62,186     50,324        224,658      206,295
  Other (income) expense -
    net (Note 1)                      (10,142)    (9,333)         7,410     (142,516)

  Income (Loss) Before Income
    Taxes, Extraordinary Item
    and Cumulative Effect of
    Accounting Changes                (32,848)   (38,148)      (165,676)       9,592

  Income Taxes (Benefit) (Note 2)      (2,284)    (9,226)       (31,222)      (4,328)

  Income (Loss) Before
    Extraordinary Item and
    Cumulative Effect of
    Accounting Changes                (30,564)   (28,922)      (134,454)      13,920

  Extraordinary Item -
    Loss on Early Retirement
    of Debt, Net of Taxes             (14,266)      ----        (14,266)        ----

  Cumulative Effect of
    Accounting Changes,
    Net of Taxes (Note 3)                ----       ----         (7,523)    (454,314)

  Net Income (Loss)                 $ (44,830) $ (28,922)    $ (156,243)  $ (440,394)

  Earnings (Loss) Per Common Share:
    Income (Loss) Before
     Extraordinary Item and
     Cumulative Effect of
     Accounting Changes:
       Recurring                    $    (.35) $    (.56)    $    (1.44)  $    (1.33)
       Non-Recurring                     (.06)       .18           (.31)        1.18
                                         (.41)      (.38)         (1.75)        (.15)

    Extraordinary Item -
      Loss on Early Retirement
      of Debt                            (.15)       ---           (.15)         ---
    Cumulative Effect of
      Accounting Changes                 ----        ---           (.08)       (4.90)

    Net Income (Loss)               $    (.56) $    (.38)    $    (1.98)  $    (5.05)

  ___________

  Note 1:  Other (income) expense - net for the three month and twelve month periods ended December 31, 1993 includes non-recurring pre-tax income of $10 million.  The three month period ended December 31, 1992 includes non-
           recurring pre-tax income of $12 millon.  The twelve month period ended
           December 31, 1992 includes $148 million in non-recurring pre-tax income, primarily from the sale of timberlands.

  Note 2:  Income Taxes (Benefit) for the three month and twelve month periods ended
           December 31, 1993 includes a provision of $11 million and $34 million, respectively, to reflect one-time adjustments to the Company's deferred tax liability.

  Note 3:  Cumulative Effect of Accounting Changes for the twelve month period ended December 31, 1993 reflects the after-tax effect of adopting, retroactive to January 1, 1993, a new accounting standard for postemployment benefits.  The twelve month period ended December 31, 1992, reflects the after-tax effect of adopting a new accounting standard for postretirement benefits other than pensions and a new accounting standard for income taxes.
